Exhibit 10.2

EMPLOYMENT AGREEMENT

This is an Agreement by and between AIR METHODS CORPORATION, a Delaware corporation (the “Company”), and EDWARD T. RUPERT (the “Executive”), effective as of June 1, 2010.

RECITALS

Executive is presently employed by the Company and has been since the year 2004.  As of the date of this Agreement, the Executive has been appointed to the position of Senior Vice President of the Company’s Community-Based Services Division.  The Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s continued employment by the Company, effective as the date first set forth above.

AGREEMENT

In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Employment; Position; Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the capacity of Senior Vice President of the Company’s Community-Based Services Division.  Subject to Section 4, the term of the Executive’s employment under this Agreement shall be through May 31, 2011.  The term of this Agreement shall be extended for successive one-year periods on June 1 of each year beginning June 1, 2011, unless on or before three months prior to any such renewal date the Company or the Executive provides written notice to the other of its or his intention not to renew.

2.             Duties, Responsibilities and Authority.  In his capacity as Senior Vice President of the Company’s Community-Based Services Division, the Executive shall have primary responsibility for the management of the community-based operations of the Company, which shall be conducted in accordance with policies established by the Company’s board of directors (the “Board”).  The Executive shall report to and be subject to the direction and control of the Chief Executive Officer.  The Executive shall devote his full professional and managerial time and effort to the performance of his duties as Senior Vice President of the Company’s Community-Based Services Division and he shall not engage in any other business activity or activities which, in the mutual judgment of the Executive and the Board, do, in fact, conflict with the performance of his duties under this Agreement.

3.             Compensation.

(a)           Salary.  For services rendered under this Agreement, the Company shall pay the Executive a salary of $195,000 per annum payable in accordance with such payroll practices that are then in effect for senior personnel of the Company.

(b)           Annual Review and Salary Adjustment.  The Executive’s salary will not be subject to adjustment during the initial calendar year of the Agreement.  The Executive’s first salary review shall occur prior to December 31, 2010, and, as appropriate, his salary shall be adjusted effective January 1, 2011 and shall be reviewed annually thereafter during the term of this Agreement.

(c)           Stock Options.  The Executive may participate in equity compensation programs of the Company in accordance with the policies applicable to other officers of the Company upon such terms as the administrators of such programs in their discretion determine.

(d)           Benefits and Vacation.  The Executive shall be eligible to participate in such insurance programs (health, disability, or life) or such other health, dental, retirement, or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other officers and executive employees of the Company.  The Executive shall be entitled to four (4) weeks of paid vacation per year.  The Executive may accumulate up to one and one-half times his annual vacation accrual rate at any one time.  The value of any unforfeited, accrued but unused vacation time shall be paid in cash to the Executive upon termination of his employment for any reason.

(e)           Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

(f)           Moving Expenses.  The Executive will be eligible for reimbursement of all relocation expenses as described in the Relocation Agreement attached hereto as Exhibit A, which shall include, without limitation, up to $30,000 for closing costs incurred in connection with the sale of the Executive’s current home.

4.             Termination.  Either party may terminate the Executive’s employment under this Agreement, without cause, upon ninety (90) days’ written advance notice to the other party, but subject to the provisions of Section 7 hereof.  The Company may terminate the Executive’s employment for “Cause” (as hereinafter defined) immediately upon written notice stating the basis for such termination.  “Cause” for termination of the Executive’s employment shall only be deemed to exist if the Executive has breached this Agreement and if such breach continues or recurs more than 30 days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, exhibited willful disobedience of reasonable directions of the Chief Executive Officer or the Board, or committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive’s conduct was willful and has substantially adversely affected the Company or its reputation.  A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

5.             Disability.  If the Executive shall be prevented by illness, accident, or other incapacity from properly performing his duties hereunder (a “Disability”) (and, if required by Company, upon the furnishing of evidence satisfactory to the Company of such Disability), the Company shall, during the continuance of his Disability but only for the remaining term of this Agreement or six (6) months, whichever is greater, pay the Executive his compensation payable under the provisions of Section 3 (above) and continue to provide the Executive all other benefits provided hereunder, provided that any amount received during such time by the Executive under a disability insurance policy carried by the Company shall be credited against the compensation due to the Executive.  The Executive shall only be considered to have a Disability under this Agreement to the extent such Executive is considered disabled under Treasury Regulations § 1.409A-3(i)(4)(i) and no payment shall be made pursuant to this Section 5 except as in compliance with IRC § 409A and the Treasury Regulations promulgated thereunder.

6.             Death.  In the event of the death of the Executive, except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Employment Agreement shall terminate immediately.  However, the Executive’s estate shall have the right to receive compensation due to the Executive as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the Executive’s annual compensation then in effect as specified in Section 3, above, payable within thirty days of Executive’s death but in no event later than the March 15th of the year following the year in which Executive’s death occurs.

7.             Severance Pay.

(a)           Severance.  Subject to the conditions set forth below, in the event that the Executive’s employment is terminated by the Company other than for Cause, whether during or after the term of this Agreement, the Executive shall be entitled, for a period of six (6) months following the termination (if such termination occurs on or before May 31, 2011), or for a period of twelve (12) months following the termination (if such termination occurs on or after June 1, 2011), to receive compensation at an annual rate equal to the Executive’s highest cash compensation received during any 12-month period of his employment, payable at the Company’s regular payment intervals.  In addition, the Executive shall be entitled to continue to receive at the Company’s expense, coverage under the Company’s health insurance policies, or comparable coverage, during the term of such severance payments, but only until the Executive begins other employment in connection with which he is entitled to health insurance coverage.  As a condition of the Executive’s right to receive severance compensation as provided above, the Executive shall sign and deliver to the Company a release of all claims that the Executive might otherwise assert against the Company, in a form approved by the Company.  The payments due under this Section 7(a) shall commence on the first regularly scheduled payroll date following the 60th day following Executive’s date of termination and on each regularly scheduled payroll date thereafter for the applicable severance pay period and such initial payment will include any payments that otherwise would have been made on regularly scheduled payroll dates falling between the date of termination and the initial payment date; provided that the Company has timely received the properly executed release by Executive in accordance with this Section 7(a) (which release has not been revoked by the Executive).  If Executive fails to timely and properly execute and deliver the release, Executive agrees that he shall not be entitled to receive the benefits described in this Section 7(a).  If the Executive voluntarily resigns his employment hereunder, or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

(b)           Section 409A Limitation.  If (i) the Executive is a “specified person” on the date of the Executive’s “separation from service” within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(ii) of the Code, and (ii) as a result of such separation from service the Executive would receive any payment under (x) Section 7(a) in connection with an involuntary termination other than for Cause, or (y) Section 8 that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then such payment shall be made within five (5) business days of, but in no event earlier than, the date that is the earlier of: (iii) 6 months after the Executive’s separation from service or (iv) the Executive‘s date of death, except to the extent that such payment constitutes a payment under a separation pay plan following an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)) that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii).  For the avoidance of doubt, the parties agree that this Section 7(b) shall be interpreted so that the Executive will receive payments under (i) Section 7(a) in connection with an involuntary termination other than for Cause, or (ii) Section 8 during the six month period specified in this Section 7(b) to the maximum extent permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii).

(c)           Termination.  The term “termination” for purposes of this Section 7 and Section 8 shall have the meaning ascribed to the term “separation from service” under Treasury Regulation Section 1.409A-1(h).

8.             Change of Control/Constructive Termination.  In the event that a Change of Control of the Company, as hereinafter defined, occurs, and the Executive’s employment by the Company, or a successor to the business of the Company, is terminated by the Company or the successor in connection with, or within one year after, the occurrence of such Change of Control, or if, after a Change of Control, the Executive terminates his employment as a result of a “constructive termination” of his employment by the Company or such successor, the Executive shall be entitled for a period of two (2) years following such termination or constructive termination, to receive compensation at an annual rate equal to the Executive’s highest cash compensation received during any 12-month period of his employment, payable on each regularly scheduled payroll date of the Company. For purposes of this Section, a “constructive termination” by the Company or its successor shall be deemed to occur if the Executive is assigned to another position, not comparable in terms of salary, duties, status or authority, or substantially reducing the Executive’s job responsibilities and authority from the position, responsibilities and/or authority held by the Executive prior to the Change of Control, or if the Executive’s place of work shall be moved more than 75 miles from the Executive’s place of work with the Company prior to the Change of Control.  For purposes of this Section 8, a Change of Control shall be deemed to have occurred in the event that a merger, sale of assets, sale or exchange of stock, or other corporate reorganization occurs with another corporation or other entity, following which and as a result of which, at least 50% of the ownership interest of the surviving corporation is held by persons other than the shareholders of the Company prior to such transaction, or a majority of the directors of the surviving corporation are persons other than the directors of the Company prior to such transaction.  Any notice by the Executive to the Company or its successor claiming a constructive termination of the Executive shall specify the claimed default by the Company or the successor and the Company or its successor shall have ninety (90) days to make such modifications in the Executive’s working relationship as to overcome the constructive termination.  The term “constructive termination” for purposes of this Section 8 is intended to have the same meaning as a separation from service for “good reason” as described in Treasury Regulation Section 1.409A-1(n)(2) and no constructive termination shall be deemed to have occurred unless the termination would be an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(n)(2).

9.             Indemnification.  The Company shall, to the full extent permitted by applicable law, indemnify the Executive and hold him harmless if he is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was an officer and employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit or proceeding so long as the Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  To the fullest extent permitted by law, the Company shall pay such expenses of the Executive in advance of the final disposition of such action upon satisfying such conditions as may be imposed by law with respect to such advances.

10.           Covenant Not to Compete.  During the continuance of his employment by the Company and for a period of six (6) months after termination (if such termination occurs on or before May 31, 2011), or for twelve (12) months after termination of his employment (if such termination occurs on or after June 1, 2011), the Executive shall not, anywhere in the United States, engage in any business which competes directly or indirectly with the Company.  Any company or business which is engaged in the air medical transport business or the business of furnishing or retrofitting aircraft to provide medical transports shall be deemed to be engaged in business in competition with the Company.

11.           Trade Secrets and Confidential Information.  During his employment by the Company, and for a period of five years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company’s business, any of the Company’s confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding.  Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive’s possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

12.           Severability.  It is the desire and intent of the parties that the provisions of Sections 10 and 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular sentence or portion of either Section 10 or 11 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof.  In the event that any of the provisions of Section 10 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

13.           Injunctive Relief.  The Executive agrees that any violation by him of the agreements contained in Sections 10 and 11 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to an injunction restraining the Executive from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

14.           Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated or issued thereunder (“Section 409A”), and shall be construed and interpreted in accordance with such intent.  To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Executive hereunder unless expressly agreed in writing by Executive.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.  Each payment described in this Agreement that is scheduled to be made on a regularly scheduled payroll date shall be a separate payment for purposes of Section 409A to the fullest extent permitted by Section 409A.

15.           Miscellaneous.

(a)           Notices.  Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 7301 South Peoria, Englewood, Colorado 80112 or to the Company’s then principal office, if different, and if to the Executive, to such address as the Executive may have furnished to the Company for this purpose or, if the Executive has furnished no such address, to the Executive’s last known address as shown on the Company’s records.

(b)           Binding Effect.  This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

(c)           Amendment.  This Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

(d)           Applicable Law.  This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

(e)           Counterparts.  This instrument may be executed in one or more counterparts, each of which shall be deemed an original.

(f)           Entire Agreement.  This Agreement supersedes and replaces all prior agreements between the parties related to the employment of the Executive by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 14th day of June, 2010.

AIR METHODS CORPORATION

By:	/s/ Aaron D. Todd
Aaron D. Todd, Chief Executive Officer

THE EXECUTIVE:

/s/ Edward T. Rupert
Edward T. Rupert

EXHIBIT A

RELOCATION AGREEMENT